Exhibit 3(i)

FIFTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

Pocket Games, Inc., a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

1. The original Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on October 4, 2013.

2. Pursuant to Section 607.1002 and 607.1006 of the Florida Business Corporation Act, the original Articles of Incorporation were amended on May 29, 2014.

3. Pursuant to Section 607.1002 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation were amended on January 25, 2016.

4. Pursuant to Section 607.1002 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation were amended on February 9, 2016.

5. Pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation were amended and restated on March 8, 2016.

6. Pursuant to Section 607.1002 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation were amended on April 21, 2016.

7. Pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation were amended and restated on April 25, 2016.

8. Pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation were amended and restated on April 26, 2016.

9. Pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation were amended and restated on May 3, 2016.

10. This Fifth Amended and Restated Articles have been adopted and approved by holders of a majority of the outstanding voting shares of the corporation.

11. The text of the Fourth Amended and Restated Articles of Incorporation as heretofore restated in its entirety is hereby restated and further amended to read as follows:

ARTICLES OF INCORPORATION

OF

POCKET GAMES, INC.

ARTICLE I. NAME

The name of the corporation is POCKET GAMES, INC. (the “Corporation”).

1. Reverse Stock Split. At 5:00 p.m. Eastern time on a date which shall be two (2) Business Days following the last to occur of (a) the latest date that a corporate action may be taken following the mailing of a Form 14C Information Statement to the stockholders of the Corporation, and (b) the approval by the Financial Industry Regulatory Authority (the “Effective Time”), a one-for-50 reverse stock split of the Corporation’s authorized common stock, and a one-for-1,000 reverse stock split of the Corporation’s issued and outstanding shares of common stock shall become effective, pursuant to which (i) each fifty (50) shares of Common Stock of the Corporation authorized immediately prior to the Effective Time, and (ii) each one thousand (1,000) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be combined into one (1) share of the Corporation’s Common Stock. All fractional shares resulting from such reverse stock split shall be rounded up or down (as applicable) to the nearest whole share issued. The reverse stock split will be accomplished as follows:

a. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.

b. The appropriate officers of the Corporation are authorized and directed as soon as practicable after the Effective Time, to notify each shareholder of record as of Effective Time to turn in their certificates in exchange for new certificates representing the Corporation’s Common Stock to which they shall be entitled pursuant to the reverse stock split.

c. The Board of Directors of the Corporation or any executive committee thereof is empowered to adopt further rules and regulations concerning the foregoing reverse stock split and to appropriately adjust any options, warrants or other securities which are convertible into shares of the Corporation’s Common Stock as they deem to be fair and equitable and in the best interests of the Corporation.

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d. At the Effective Time of the reverse stock split the authorized shares of Common Stock of the Corporation is reduced from 5,000,000,000 shares to 5,000,000 shares and the first sentence of Article 3 of the Amended and Restated Articles of Incorporation is amended to read as follows:

The total amount of capital stock which this Corporation has the authority to issue is as follows:

100,000,000 shares of Common Stock, $0.0001 par value per share; and 2,500,000 shares of Preferred Stock, $0.0001 par value per share

ARTICLE II. REGISTERED OFFICE

The name and address of the Corporation’s registered office in the State of Florida is InCorp Services, Inc. 17888 67th Court North, in the City of Loxahatchee, in the State of Florida.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under Florida Law.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000). The number of shares of Preferred Stock authorized to be issued is Two Million Five Hundred Thousand (2,500,000). The Preferred Stock and the Common Stock shall each have a par value of $0.0001 per share.

(A) Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matters submitted to a vote of the stockholders, except as otherwise required by law.

(B) Preferred Stock. Pursuant to Section 607.0602 of the Florida Business Corporation Act, and Article IV of the Corporation’s Articles of Incorporation the following shall constitute the designations of the Corporation’s Preferred Stock:

(1) Designation of Series A Preferred Stock. 2,000 of the Corporation’s authorized shares of preferred stock are hereby designated as Series A Preferred Stock (the “Series A Preferred Stock”) having the following characteristics:

(a) Stated Value. The Series A Preferred Stock shall have a stated value of $100 per Share and an aggregate liquidation value of $100,000;

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(b) Distribution. The holders of the Series A Preferred Stock then outstanding shall not be entitled to receive any distribution of Corporation’s assets;

(c) Voting. The Series A Preferred Stock shall have the following voting rights:

i. To vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

ii. Each one (1) share of Series A Preferred Stock shall have voting rights equal to 50,000 shares of Common Stock, providing for the holder of the Series A Preferred Stock to have an aggregate voting rights equal to 100,000,000 shares of common stock;

iii. The holder of the Series A Preferred Stock shall be entitled to receive notice of any stockholders meeting in accordance with the Articles of Incorporation and By-laws of the Corporation; and

iv. So long as any shares of Series A Preferred Stock, remain outstanding, the Corporation will not, without the written consent or affirmative vote of the holders of 100% of the outstanding shares of the Series A Preferred Stock, (i) amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation, including this Articles of Amendment, or the Corporation’s By-laws or any provisions thereof (including the adoption of a new provision thereof), (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stack. The vote of the holders of at least one-hundred percent of the outstanding Series A Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provisions of this Resolution, in addition to any other vote of stockholders required by law.

(d) Dividends. The Series A Convertible Preferred Stock shall not accrue or pay any dividend;

(e) Conversion. The Series A Preferred Stock will not be convertible into shares of the Corporation’s Common Stock.

(2) Designation of Series B Preferred Stock. 480,000 of the Corporation’s authorized shares of preferred stock are hereby designated as Series B Preferred Stock (the “Series B Preferred Stock”) having the following characteristics:

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(a) Stated Value. The Series B Preferred Stock shall have a stated value of $10.00 per Share and an aggregate liquidation value of $4,800,000;

(b) Liquidation, Sale of Control or Winding Up. On a Sale of Control (as defined in the Exchange Agreement) or liquidation of the Corporation, the Series B Convertible Preferred Stock shall rank (A) junior to any Indebtedness of the Corporation, (b) pari passu to any other Preferred Stock now existing or hereafter created (including the Series A Preferred Stock and Series C Preferred Stock) or hereinafter created, and (c) be senior to any shares of Common Stock of the Corporation now existing or hereafter created;

(c) Voting. The Series B Convertible Preferred Stock shall vote on an “as converted” basis, together with the outstanding shares of Corporation Common Stock;

(d) Dividends. The Series B Convertible Preferred Stock shall not accrue or pay any dividend;

(e) Redemption. The Series B Convertible Preferred Stock shall not be subject to any mandatory or optional redemption;

(f) Conversion. after giving effect to the 1-for-1000 reverse stock split referred to above, and as at the date that a “Conversion Event” (as defined in Section (2)(g) below) shall occur, the Series B Convertible Preferred Stock shall automatically convert into such number of shares of Corporation Common Stock as shall constitute forty-eight (48.0%) percent of the "Corporation Fully-Diluted Common Stock” (as defined in Section (2)(g) below) as at the date such Conversion Event shall occur.

(g) Certain Defined Terms. With respect only to the Series B Preferred Stock:

•	the term “Conversion Event” shall mean the listing of the shares of Corporation Common Stock for trading on the New York Stock Exchange, the NASDAQ Stock Exchange (including the Nasdaq Capital Markets) or the NYSE:MKT Exchange;

•	the term “Corporation Fully-Diluted Common Stock” shall mean, the sum of (i) all shares of Common Stock issued and outstanding and (ii) all shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalents; in each case, immediately after giving effect to the Conversion Event (including any debt or equity financing provided to the Corporation or its subsidiaries after the issuance of the Series B Preferred Stock); provided, however, that Corporation Fully-Diluted Common Stock shall not mean or
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include any Common Stock or Common Stock Equivalents of the Corporation issued or issuable in connection with (a) the acquisition of the assets, capital stock or other equity of any additional Person by the Corporation following the date of issuance of the Series B Preferred Stock, (b) any debt or equity financing provided to the Corporation or its subsidiaries prior to the issuance of the Series B Preferred Stock, or (c) the issuance of Common Stock or Common Stock Equivalents issued to any employees of the Corporation or its subsidiaries or any consultant or other Person or employees thereof (excluding any Affiliates of Marlborough Brothers Family Trust or VC2 Capital Partners, LLC), whether under an incentive stock plan or otherwise, in exchange for rendering services the Corporation or its subsidiaries; it being understood that the issuance(s) of any Common Stock or Common Stock Equivalents under clauses (a), (b) or (c) of this paragraph shall dilute the equity interests of all holders of Common Stock and all holders of Common Stock Equivalents on an equitable and pro-rata basis.

•	The term “Common Stock Equivalents” shall mean as applied to the Corporation, all warrants, options, shares of Preferred Stock, convertible notes or other securities or rights issued or granted by the Corporation entitling the holder(s) thereof to purchase or receive shares of Common Stock upon exercise or conversion of such securities, rights or capital stock of the Corporation, as applicable.

(3) Designation of Series C Preferred Stock. 300,000 of the Corporation’s authorized shares of preferred stock are hereby designated as Series C Preferred Stock (the “Series C Preferred Stock”) having the following characteristics:

(a) Stated Value. The Series B Preferred Stock shall have a stated value of $20.00 per Share and an aggregate liquidation value of $6,000,000;

(b) Liquidation, Sale of Control or Winding Up. On a Sale of Control (as defined in the Exchange Agreement) or liquidation of the Corporation, the Series C Convertible Preferred Stock shall rank (A) junior to any Indebtedness of the Corporation, (b) pari passu to any other Preferred Stock now existing or hereafter created (including the Series A Preferred Stock and Series B Preferred Stock) or hereinafter created, and (c) be senior to any shares of Common Stock of the Corporation now existing or hereafter created;

(c) Voting. The Series C Preferred Stock shall vote on an “as converted” basis, together with the outstanding shares of Corporation Common Stock;

(d) Dividends. The Series C Preferred Stock shall not accrue or pay any dividend;

(e) Redemption. The Series C Preferred Stock shall not be subject to any mandatory or optional redemption;

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(f) Conversion. shall mean, after giving effect to the 1-for-1000 reverse stock split referred to above, and as at the date that a Conversion Event (as defined in Section (3)(g) below) shall occur, the Series C Preferred Stock shall automatically convert into an aggregate of fifty-three thousand, nine hundred and fifty five (53,955) shares of the Corporation’s Common Stock, or such other number of shares of Common Stock as shall constitute twelve (12.0%) percent of the shares of “Corporation Fully-Diluted Common Stock” (as described in Section (3)(g) below) as at the date such Conversion Event shall occur, and after giving effect to such Conversion Event.

(g) Certain Defined Terms. With respect only to the Series C Preferred Stock:

•	The term “Conversion Event” shall mean such time as the Market Valuation of the Corporation’s Common Stock equal to or exceeding ten million ($10,000,000) dollars.
•	The term “Market Valuation” shall mean shall mean such amount equal to one hundred percent (100%) of the outstanding Common Stock, as determined either (i) by multiplying the volume weighted average price per share of the Common Stock, as publicly traded on the OTC Markets or any other national securities exchange for any twenty (20) consecutive trading days, or (ii) as performed or evaluated by an independent third party investor, chartered financial analyst or investment group.
•	the term “Corporation Fully-Diluted Common Stock” shall mean as at the date that a Conversion Event shall occur, the sum of (i) all shares of Common Stock issued and outstanding and (ii) all shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalents (including, without limitation, all Common Stock issuable upon the full conversion of the Series B Preferred Stock, Series C Preferred Stock and the Pocket Games Notes; in each case, immediately after giving effect to the Conversion Event associated with the issuance of the Series C Preferred Stock; provided, however, that Corporation Fully-Diluted Common Stock shall not mean or include any Common Stock or Common Stock Equivalents of the Corporation issued or issuable in connection with (a) the issuance of the Pocket Games Warrants included in the Merger Securities or any shares of Common Stock issuable upon exercise of such Pocket Games Warrants that were issued in connection with the transaction that resulted in the issuance of the Series C Preferred Stock, (b) the acquisition of the assets, capital stock or other equity of any additional Person by the Corporation following the date of issuance of the Series C Preferred Stock, (c) any debt or equity financing provided to the Corporation or its subsidiaries prior or subsequent to a Conversion Event, or (d) the issuance of Common Stock or Common Stock Equivalents issued to any employees of the Corporation or its subsidiaries or any consultant or other Person or employees thereof (excluding
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any Affiliates of Marlborough Brothers Family Trust or VC2 Capital Partners, LLC), whether under an incentive stock plan or otherwise, in exchange for rendering services the Corporation or its subsidiaries; it being understood that the issuance(s) of any Common Stock or Common Stock Equivalents under clauses (a), (b), (c) or (d) of this paragraph shall dilute the equity interests of all holders of Common Stock and all holders of Common Stock Equivalents on an equitable and pro-rata basis.

•	The term “Common Stock Equivalents” shall mean as applied to the Corporation, all warrants, options, shares of Preferred Stock, convertible notes or other securities or rights issued or granted by the Corporation entitling the holder(s) thereof to purchase or receive shares of Common Stock upon exercise or conversion of such securities, rights or capital stock of the Corporation, as applicable.

(4) Designation of Series D Preferred Stock. 300,000 of the Corporation’s authorized shares of preferred stock are hereby designated as Series D Preferred Stock (the “Series D Preferred Stock”) having the following characteristics:

(a) Stated Value. The Series B Preferred Stock shall have a stated value of $20.00 per Share and an aggregate liquidation value of $6,000,000;

(b) Liquidation, Sale of Control or Winding Up. On a Sale of Control (as defined in the Exchange Agreement) or liquidation of the Corporation, the Series D Convertible Preferred Stock shall rank (A) junior to any Indebtedness of the Corporation, (b) pari passu to any other Preferred Stock now existing or hereafter created (including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) or hereinafter created, and (c) be senior to any shares of Common Stock of the Corporation now existing or hereafter created;

(c) Voting. The Series D Preferred Stock shall vote on an “as converted” basis, together with the outstanding shares of Corporation Common Stock;

(d) Dividends. The Series D Preferred Stock shall not accrue or pay any dividend;

(e) Redemption. The Series D Preferred Stock shall not be subject to any mandatory or optional redemption;

(f) Conversion. shall mean, after giving effect to the 1-for-1000 reverse stock split referred to above, and as at the date that a Conversion Event (as defined in Section (4)(g) below) shall occur, the Series D Preferred Stock shall automatically convert such number of shares of Common Stock as shall constitute ten (10%) percent of the shares of “Corporation Fully-Diluted Common Stock” (as described in Section (4)(g) below) as at the date such Conversion Event shall occur, and after giving effect to such Conversion Event.

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(g) Certain Defined Terms. With respect only to the Series D Preferred Stock:

•	The term “Conversion Event” shall mean such time as either (i) the Market Valuation of the Corporation’s Common Stock shall equal to or exceed sixty million ($60,000,000), or (ii) the Corporation’s Common Stock shall trade on either the New York Stock Exchange, the Nasdaq Capital Markets, or the NYSE MKT .
•	The term “Market Valuation” shall mean shall mean such amount equal to one hundred percent (100%) of the outstanding Common Stock, as determined either (i) by multiplying the volume weighted average price per share of the Common Stock, as publicly traded on the OTC Markets or any other national securities exchange for any twenty (20) consecutive trading days.
•	the term “Corporation Fully-Diluted Common Stock” shall mean as at the date that a Conversion Event shall occur, the sum of (i) all shares of Common Stock issued and outstanding and (ii) all shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalents (including, without limitation, all Common Stock issuable upon the full conversion of the Series B Preferred Stock, Series C Preferred Stock, the Series D Preferred Stock and convertible notes of the Corporation; in each case, immediately after giving effect to the Conversion Event associated with the transaction in which the Series D Preferred Stock was issued; provided, however, that Corporation Fully-Diluted Common Stock shall not mean or include any Common Stock or Common Stock Equivalents of the Corporation issued or issuable in connection with (a) the issuance of the Pocket Games Warrants included in the transaction in which the Series C Preferred Stock was issued, (b) the acquisition of the assets, capital stock or other equity of any additional Person by the Corporation following the date of issuance of the Series D Preferred Stock, (c) any debt or equity financing provided to the Corporation or its subsidiaries prior or subsequent to a Conversion Event, or (d) the issuance of Common Stock or Common Stock Equivalents issued to any employees of the Corporation or its subsidiaries or any consultant or other Person or employees thereof (excluding any Affiliates of Marlborough Brothers Family Trust or VC2 Capital Partners, LLC), whether under an incentive stock plan or otherwise, in exchange for rendering services the Corporation or its subsidiaries; it being understood that the issuance(s) of any Common Stock or Common Stock Equivalents under clauses (a), (b), (c) or (d) of this paragraph shall dilute the equity interests of all holders of Common Stock and all holders of Common Stock Equivalents on an equitable and pro-rata basis.

The term “Common Stock Equivalents” shall mean as applied to the Corporation, all warrants, options, shares of Preferred Stock, convertible notes or other securities or rights issued or granted by the Corporation entitling the holder(s)

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thereof to purchase or receive shares of Common Stock upon exercise or conversion of such securities, rights or capital stock of the Corporation, as applicable.

(C) Additional Provisions Relating to the Preferred Stock. The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law and the provisions of this article 4, to provide for the issuance of additional shares of Preferred Stock in one or more series, and by filings pursuant to the applicable laws of the State of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of share of that series;

(8) Any other relative or participation rights, preferences and limitations of that series;

(9) If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

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ARTICLE V. BOARD OF DIRECTORS

(A) Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that, without the affirmative vote or consent of the holders of a majority of he Corporation’s outstanding voting capital stock, the number of directors shall not be less than three (3) and not more than ten (10), nor may the Board be reduced so as to shorten the term of any director at the time in office.

(B) Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

(C) The election of directors need not be by written ballot.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. LIABILITY

To the fullest extent permitted by Florida law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE XIII. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Florida as the Bylaws may provide. The books of the Corporation may be kept outside the State of Florida at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX. INDEMNIFICATION

The Corporation shall indemnify the members of the Board from all liabilities and obligations in acting in such capacity, to the fullest extent permitted by Florida law.

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ARTICLE X. AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Chief Executive Officer of Pocket Games, Inc. pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this __day of May, 2016.

/s/ David Lovatt
David Lovatt, Chief Executive Officer

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